EXHIBIT 10

            OVERSEAS SHIPHOLDING GROUP, INC. LETTERHEAD



June 19, 1995


Mr. Myles Robert Itkin
1060 Fifth Avenue
New York,  NY  10128

Dear Myles:

This letter will confirm our employment offer to you as Chief Financial Officer and a Senior Vice President of Overseas Shipholding Group, Inc. I welcome you to the OSG family and I am confident that you will be making a major contribution to the continued growth of our Company in the years to come.

Your employment with the Company will commence on June 19, 1995 with the following compensation package:

1.Annualized salary of $460,000 with an annual review.

2.The Company will undertake to make available to you an option to purchase a total of 60,000 shares of Common Stock of OSG at the closing price on the New York Stock Exchange on the date of grant. The option will become exercisable to the extent of 12,000 shares no later than the anniversary of the date of grant falling in the year 2000, and to the extent of an additional 12,000 shares on each of the four subsequent anniversary dates thereafter, provided you are employed by the Company on the respective dates such installments become exercisable. The installments once exercisable expire on the earlier of December 31, 2005 or 90 days following termination of employment (other than for cause, in which case such option will automatically expire immediately).

3.After  the respective eligibility requirements are met, inclusion  in our employee benefit plans, including health care, pension, 401(k), group life, disability, and the officers' personal liability umbrella coverage.

4.Car allowance.

5.You are entitled to four weeks of vacation for each full calendar year. You may not carry over more than 10 days of vacation from one year to the next.

Any and all of the above benefits described in (3), (4) and (5) above may be amended or terminated from time to time, at the discretion of the Company.

You will be asked to sign an acknowledgment that you are an employee-at-
will  and that you will abide by our corporate policy guidelines.   All
employees are employees-at-will, which means they can be discharged at any time with, or without, cause or notice, at the option of the Company. Our corporate policy guidelines, among other things, requires employees not to disclose confidential information during the period of, and after the termination of, their employment.

Should we discharge you, other than for cause, we agree to pay you bi-weekly installments at the same rate as your annualized salary described in (1) above during the period between the date of such discharge and June 19, 1998. However, from the date of discharge, you shall cease to be an officer and employee of the Company.

The above describes the terms of our offer and the conditions of employment with the Company.

In closing, we are eager to have you join us and await your acceptance of our offer. If you accept, please sign and return one copy to us.



Sincerely,

s/Michael Recanati

Michael Recanati
Executive Vice President



ACCEPTED:

S/Myles Robert Itkin      6/21/95
--------------------- --------------
Myles Robert Itkin              Date